CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

Auto-Callable Notes due June 15, 2017	$8,070,000	$247.75

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 301 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated June 4, 2007
Rule 424(b)(2)

$8,070,000

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Auto-Callable Notes due June 15, 2017
Based on the Values of the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index

Unlike ordinary debt securities, the Auto-Callable Notes, which we refer to as the notes, do not pay regular interest and instead pay a contingent quarterly coupon on each interest payment date only if the index closing values of both the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index are above the respective barrier levels (as defined below) on the corresponding observation date (as defined below). The notes will be automatically redeemed if the index closing values of both of the underlying indices on any observation date are at or above their respective threshold levels (as defined below). Upon automatic redemption, you will receive the stated principal amount of the notes plus the interest for the applicable interest period. At maturity, if the notes have not previously been redeemed, you will receive an amount equal to the stated principal amount of the notes you hold.

•	The stated principal amount of each note is $1,000.
•	We will not pay guaranteed interest on the notes but will instead pay a contingent quarterly coupon on the notes depending on the index closing values of both of the underlying indices on each observation date.
•	If, on any observation date, the index closing values of both the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index are higher than 95% of their respective initial index values, which we refer to as the barrier levels, we will pay a coupon of 13.95% per annum (computed on the basis of a year of 360 days and twelve 30-day months) on the notes on the corresponding interest payment date for the applicable interest period.
•	If, on any observation date, the index closing value of either the Dow Jones EuroStoxx 50® Index or the Nikkei 225 Index is lower than or equal to its barrier level, we will pay no coupon for the applicable interest period.
•	If, on any observation date, the index closing values of both the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index are equal to or higher than 115% of their respective barrier levels, which we refer to as the threshold levels, we will redeem the notes for the stated principal amount plus the interest on the notes for the applicable interest period.
• The initial index values of the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index are 4,513.1800 and 18,053.8100, their respective index closing values on the first index business day immediately following the pricing date on which no market disruption event occurs.
• The observation dates are the 5th of each March, June, September and December of each year, commencing September 5, 2007 and ending on June 5, 2017.
• Each interest payment date will be the ninth business day following the related observation date, commencing September 18, 2007.
• Each interest period will be the quarterly period from and including the original issue date (in the case of the first interest period) or the previous interest payment date, as applicable, to but excluding the following interest payment date.
•	At maturity, if the notes have not previously been redeemed, you will receive the stated principal amount of the notes that you hold.
•	Investing in the notes is not equivalent to investing in the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index or their component stocks.
•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 61747YBW4.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”
The notes are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-8.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

$1,000 PER NOTE

	Price to	Agent’s	Proceeds to
	Public	Commissions(1)	Company

Per note	$1,000	$27.50	$972.50
Total	$8,070,000	$221,925	$7,848,075

(1) For additional information see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

June 4, 2007

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Plan of Distribution.”

     No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     The agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

     (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

     (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

    (c) a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

     (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the Auto-Callable Notes we are offering to you, which we refer to as the notes, in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

     The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is linked to the performance of both the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index. Investors in the notes must be willing to accept the risk of no return on the investment in exchange for the opportunity to receive the specified returns that are higher than market floating rates if the values of both underlying indices on any observation date are above their respective barrier levels.

     “Dow Jones EURO STOXXSM” and “STOXXSM” are service marks of STOXX Limited and have been licensed for use by Morgan Stanley. All rights to the Nikkei 225 Index are owned by Nikkei Inc. (formerly known as Nihon Keizai Shimbun, Inc.), which we refer to as Nikkei, and we will have received the consent of Nikkei Digital Media, Inc. to use and refer to the Nikkei 225 Index in connection with the notes as of the issue date of the notes.

Each Auto-Callable Note costs $1,000

We, Morgan Stanley, are offering Auto-Callable Notes due June 15, 2017 Based on the Values of the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index, which we refer to as the notes. The stated principal amount of each note is $1,000.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

No guaranteed payment of interest

Unlike ordinary debt securities, the notes do not pay guaranteed interest and instead pay a contingent quarterly coupon depending on the index closing values of the underlying indices on each observation date. If, on any observation date, the index closing values of both the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index are higher than the respective barrier levels, we will pay a coupon of 13.95% per annum (computed on the basis of a year of 360 days and twelve 30-day months) on the applicable interest payment date for the applicable interest period. If, on the other hand, the index closing value of either the Dow Jones EuroStoxx 50® Index or the Nikkei 225 Index is lower than or equal to its barrier level on any observation date, we will pay no coupon for the applicable interest period.

The observation dates are the 5th of each March, June, September and December of each year, commencing September 5, 2007 and ending on June 5, 2017, subject to postponement in the event of a non-index business day or certain market disruption events.

Each interest payment date will be the ninth business day following the related observation date, commencing September 18, 2007; provided that the payment of interest, if any, with respect to the final observation date will be made on the maturity date.

Each interest period will be the quarterly period from and including the original issue date (in the case of the first interest period) or the previous scheduled interest payment date, as applicable, to but excluding the following scheduled interest payment date, with no adjustment for any postponement thereof.

The initial index values of the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index are 4,513.1800 and 18,053.8100, respectively, which are the index closing values of the respective indices on the first index business day immediately following the pricing date on which no market disruption event occurs.

The barrier levels for the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index are 4,287.5210 and 17,151.1195, respectively, or 95% of their respective initial index values.

The notes will be automatically redeemed if both the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index are equal to or higher than their respective threshold levels on any observation date

If the index closing values of both the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index on any observation date are equal to or higher than their respective threshold levels, the notes will be automatically redeemed for an early redemption payment, which will be an amount of cash equal to the stated principal amount of the notes plus the interest for the applicable interest period. The early redemption payment will be paid on the 9th business day following the applicable observation date; provided that any early redemption payment with respect to the final observation date will be paid on the maturity date.

The threshold levels for the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index are 4,930.6492 and 19,723.7874, respectively, or 115% of their respective barrier levels.

Full payment of principal at maturity	At maturity, if the notes have not previously been automatically redeemed, you will receive the stated principal amount of the notes that you hold.

The term of the notes may be limited by the automatic early redemption feature

The term of the notes, and thus your opportunity to earn a 13.95% per annum coupon if both underlying indices are above their respective barrier levels on any observation date, may be limited by the early redemption feature of the notes. The notes will be subject to automatic redemption if the index closing values of both the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index on any observation date are equal to or higher than their respective threshold levels. This means that the early redemption feature may limit the term of your investment to as short as three months.

Beginning on PS-6, we have provided examples titled “Hypothetical Payouts on the Notes,” which explain in more detail the possible payouts on the notes assuming a variety of hypothetical index closing values on a given observation date. The table does not show every situation that can occur.

You can review the historical values of the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index in the section of this pricing supplement called “Description of Notes—Historical Information.” The payment of dividends on the stocks that underlie the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index is not reflected in the levels of the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index and, therefore, has no effect on the payout on the notes.

If a market disruption event occurs with respect to the Dow Jones EuroStoxx 50® Index or the Nikkei 225 Index on any observation date or if a scheduled observation date is not an index business day with respect to the Dow Jones EuroStoxx 50®

Index or the Nikkei 225 Index, the applicable index closing value for the disrupted index on such observation date will be determined on the next index business day with respect to such index on which no market disruption event occurs with respect to such index. The determination will be made in accordance with “Description of Notes—Observation Dates,” which subjects the observation dates to postponement for up to five index business days, and, consequently, related interest payment dates or the maturity date of the notes may be postponed in accordance with “Description of Notes—Interest Payment Date” and “Description of Notes—Maturity Date,” respectively.

Investing in the notes is not equivalent to investing in the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index or the component stocks of such indices.

MS & Co. will be the Calculation Agent

We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior notes. As calculation agent, MS & Co. will determine the payment that you will receive on each interest payment date, upon early redemption or at maturity.

Where you can find more information on the notes

The notes are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated January 25, 2006 and the accompanying prospectus dated January 25, 2006. We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes— Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and the section of the prospectus called “Description of Debt Securities— Fixed Rate Debt Securities.”

For a detailed description of the terms of the notes, you should read the section of this pricing supplement called “Description of Notes.” You should also read about some of the risks involved in investing in notes in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in equity-linked notes such as the notes may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE NOTES

     The following examples illustrate possible payouts on the notes assuming a range of hypothetical index closing values of the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index on a given quarterly observation date.

These examples are based on the following terms:

  Stated principal amount (per note): $1,000
  Interest rate: 13.95% per annum (computed on the basis of a year of 360 days and twelve 30-day months)

Dow Jones EuroStoxx 50® Index

  Initial index value: 4,513.1800
  Barrier level: 4,287.5210, which is 95% of the initial index value
  Threshold level: 4,930.6492, which is 115% of the barrier level

Nikkei 225 Index

  Initial index value: 18,053.8100
  Barrier level: 17,151.1195, which is 95% of the initial index value
  Threshold level: 19,723.7874, which is 115% of the barrier level
	Example 1	Example 2	Example 3	Example 4	Example 5
Hypothetical index closing value of the Dow Jones EuroStoxx 50® Index:	4,300	4,500	4,100	5,000	5,000
Hypothetical index closing value of the Nikkei 225 Index:	17,500	16,300	16,300	18,700	20,000
Interest amount:	$34.875	$0	$0	$34.875	$34.875
Automatically callable:	No	No	No	No	Yes
Early redemption payment:	N/A	N/A	N/A	N/A	$1,034.875, including accrued interest

  In example 1, the index closing values of both the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index are above their respective barrier levels; therefore, a 13.95% per annum coupon for the corresponding quarterly interest period ($34.875) is paid for each note. The notes are not automatically redeemed as both underlying indices are below their respective threshold levels.

  In example 2, the index closing value of the Dow Jones EuroStoxx 50® Index is above its barrier level, but the index closing value of the Nikkei 225 Index is below its barrier level; therefore, no interest is paid for the corresponding quarterly interest period.
  The notes are not automatically redeemed as both underlying indices are below their respective threshold levels.

  In example 3, the index closing values of both the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index are below their respective barrier levels; therefore, no interest is paid for the corresponding quarterly interest period. The notes are not automatically redeemed as both underlying indices are below their respective threshold levels.

  In example 4, the index closing value of the Dow Jones EuroStoxx 50® Index is above its threshold level, but the index closing value of the Nikkei 225 Index is above its barrier level but below its threshold level; therefore, a 13.95% per annum coupon for the corresponding quarterly interest period ($34.875) is paid for each note. The notes are not automatically redeemed as the index closing value of only one of the two underlying indices is above its threshold level.

  In example 5, the index closing values of both the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index are above their respective threshold levels; therefore, the notes are automatically redeemed for an early redemption payment which is an amount equal to the stated principal amount ($1,000) plus a 13.95% per annum coupon payment for the corresponding quarterly interest period ($34.875). Because of the automatic redemption feature, the life of the notes may be as short as three months.

RISK FACTORS

     The notes are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, do not pay guaranteed interest. Investing in the notes is not equivalent to investing directly in the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index or their component stocks. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

The notes do not pay guaranteed interest

The terms of the notes differ from those of ordinary debt securities in that we will not pay you guaranteed interest on the notes. Instead, we will pay a contingent quarterly coupon depending on the index closing values of the underlying indices on each observation date. Only if the index closing values of both the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index are higher than the respective barrier levels on the observation date for any interest period, will we pay a coupon of 13.95% per annum (computed on the basis of a year of 360 days and twelve 30-day months) on the applicable interest payment date. If, on the other hand, the index closing value of either the Dow Jones EuroStoxx 50® Index or the Nikkei 225 Index is lower than or equal to its barrier level on the observation date for any interest period, we will pay no coupon on the applicable interest payment date.

The notes are subject to early redemption

The term of the notes, and thus your opportunity to earn a 13.95% per annum coupon if both underlying indices are above their respective barrier levels on any observation date, may be limited by the early redemption feature of the notes. The notes will be subject to automatic redemption if the index closing values of both the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index on any observation date are equal to or higher than their respective threshold levels. Threshold levels are 115% of the respective barrier levels, which means that they are 109.25% of the respective initial index values. Because of this early redemption feature, the term of your investment in the notes may be limited to as short as three months.

Secondary trading may be limited

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the notes but is not required to do so. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes. Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

Market price of the notes may be influenced by many unpredictable factors

Several factors, some of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market. We expect that generally the values of the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index on any index business day will affect the value of the notes more than any other single factor. However, because the payout on the notes is not directly correlated to the values of the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index, the notes will trade differently from the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index. Other factors that may influence the value of the notes include:

  the volatility (frequency and magnitude of changes in value) of the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index;

  the level of correlation between the value of the Dow Jones EuroStoxx 50® Index and the value of the Nikkei 225 Index;

  the dividend rate on the stocks underlying the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index;

  whether the index value of the Dow Jones EuroStoxx 50® Index or the Nikkei 225 Index has been at or below the respective barrier levels on any observation date;

  geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the stocks underlying the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index or stock markets generally and which may affect the value of the Dow Jones EuroStoxx 50® Index or the value of the Nikkei 225 Index;

  interest and yield rates in the market;

  the time remaining until the notes mature; and

  our creditworthiness.

Some or all of these factors will influence the price you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial loss if on that date either the value of the Dow Jones EuroStoxx 50® Index or the value of the Nikkei 225 Index is at or below the relevant barrier level.

You cannot predict the future performance of the Dow Jones EuroStoxx 50® Index or the Nikkei 225 Index based on their historical performance. The value of the Dow Jones EuroStoxx 50® Index or the Nikkei 225 Index may decrease and be at or below the respective barrier levels on each observation date so that you will receive no return on your investment. There can be no assurance that the values of both the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index will be higher than the respective barrier levels on any observation date so that you will receive a coupon payment on the notes for the applicable interest period.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Adjustments to the Dow Jones EuroStoxx 50® Index or the Nikkei 225 Index could adversely affect the value of the notes

STOXX Limited is responsible for calculating and maintaining the Dow Jones EuroStoxx 50® Index. STOXX Limited can add, delete or substitute the stocks underlying the Dow Jones EuroStoxx 50® Index or make other methodological changes that could change the value of the Dow Jones EuroStoxx 50® Index. STOXX Limited may discontinue or suspend calculation or dissemination of the Dow Jones EuroStoxx 50® Index. Any of these actions could adversely affect the value of the notes.

Nikkei is responsible for calculating and maintaining the Nikkei 225 Index. Nikkei can add, delete or substitute the stocks underlying the Nikkei 225 Index or make other methodological changes that could change the value of the Nikkei 225 Index. Nikkei may discontinue or suspend calculation or dissemination of the Nikkei 225 Index. Any of these actions could adversely affect the value of the notes.

STOXX Limited or Nikkei may discontinue or suspend calculation or publication of the Dow Jones EuroStoxx 50® Index or the Nikkei 225 Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on any observation date, the payout on the notes on the applicable interest payment date will be an amount based on the closing prices of the stocks underlying the Dow Jones EuroStoxx 50® Index or the Nikkei 225 Index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the Dow Jones EuroStoxx 50® Index or the Nikkei 225 Index last in effect prior to such discontinuance.

There are additional risks associated with an investment in the notes because the notes are linked to two stock indices

The risk associated with an investment in Auto-Callable Notes based on the values of two stock indices is significantly greater than the risk of a hypothetical investment in Auto-Callable Notes based on only one of the underlying stock indices. Investors in the notes will receive interest payment on the notes only if both the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index exceed their respective barrier levels on any observation date. If either underlying index is at or below its barrier level, investors will not benefit from the fact that the value of the other underlying index is higher than its barrier level. Because the notes are linked to both underlying indices, the notes will not be automatically called and may pay zero interest over the term of the investment if only one of the underlying indices exceeds the relevant barrier level on each observation date.

You have no shareholder rights

Investing in the notes is not equivalent to investing in the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index or their component stocks. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the notes.

As calculation agent, MS & Co. will calculate the payment we will pay to you on each interest payment date, upon early redemption or at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the Dow Jones EuroStoxx 50® Index or the Nikkei 225 Index, may affect the payout to you on each interest payment date, upon early redemption or at maturity. See the sections of this pricing supplement called “Description of Notes— Market Disruption Event” and “—Discontinuance of the Dow Jones EuroStoxx 50® Index or the Nikkei 225 Index; Alteration of Method of Calculation.”

The original issue price of the notes includes the agent’s commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the values of the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index

MS & Co. and other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the notes (and possibly to other instruments linked to the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index or their component stocks), including trading in the stocks underlying the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index as well as in other instruments related to the two indices. MS & Co. and some of our other subsidiaries also trade the stocks underlying the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index and other financial instruments related to the two indices on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the first index business day immediately following the pricing date could have adversely affected the values of the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index and, as a result, could have increased the level at which the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index must close on each observation date before you would receive a coupon payment on the notes. Additionally, such hedging or trading activities during the term of the notes could potentially affect the values of the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index on the observation dates and, accordingly, whether we redeem the notes early or whether we pay a quarterly coupon on the notes.

There are risks associated with investments in securities linked to the value of foreign equity securities

The stocks included in the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index have been issued by companies in various foreign countries. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

Tax treatment

Although the U.S. federal income tax treatment of an investment in the notes is uncertain, we intend to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes.

We intend to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes. Please read the discussion under “United States Federal Income Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of investing in the notes. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes might differ. In particular, if the notes were treated as debt instruments subject to the rules governing “contingent payment debt instruments,” U.S. Holders would be required to accrue original issue discount on the notes every year based on a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the notes as ordinary income. We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “note” refers to each $1,000 stated principal amount of our Auto-Callable Notes due June 15, 2017. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount Pricing Date Original Issue Date (Settlement Date) Maturity Date

$8,070,000

June 4, 2007

June 15, 2007

June 15, 2017, subject to extension in the event of a Market Disruption Event on the final Observation Date.

If, due to a Market Disruption Event or otherwise, the final Observation Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that final Observation Date as postponed. See “— Observation Dates” below.

Interest Rate

13.95% per annum on any Interest Payment Date (computed on the basis of a year of 360 days and twelve 30-day months) only if the Index Closing Values of both the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index are higher than their respective Barrier Levels on the applicable Observation Date.

Interest Payment Date

The ninth Business Day following the related Observation Date, commencing September 18, 2007; provided that the payment of interest, if any, with respect to the final Observation Date will be made on the Maturity Date; provided further, that upon an Early Redemption, interest for the applicable Interest Period will be paid as part of the Early Redemption Payment on the Early Redemption Date.

If, due to a Market Disruption Event or otherwise, any Observation Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Interest Payment Date, the Interest Payment Date will be the second scheduled Trading Day following that Observation Date as postponed. See “—Observation Dates” below.

Interest Period

The quarterly period from and including the Original Issue Date (in the case of the first Interest Period) or the previous scheduled Interest Payment Date, as applicable, to but excluding the following scheduled Interest Payment Date, with no adjustment for any postponement thereof.

Specified Currency Stated Principal Amount Original Issue Price CUSIP Number	U.S. dollars $1,000 per note $1,000 per note 61747YBW4

Denominations Early Redemption

$1,000 and integral multiples thereof

If the Index Closing Values of both the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index on any Observation Date are equal to or higher than their respective Threshold Levels, we will redeem all of the notes on the ninth Business Day following such Observation Date (in each case, the “Early Redemption Date”) for the Early Redemption Payment; provided that any Early Redemption Payment with respect to the final Observation Date will be paid on the Maturity Date.

Early Redemption Payment	The Early Redemption Payment will equal the Stated Principal Amount of the notes plus the interest on the notes for the applicable Interest Period.

Payment at Maturity

Unless the notes have been previously automatically redeemed, you will receive the Stated Principal Amount of the notes that you hold.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company (“DTC”) of the amount of cash to be delivered with respect to the $1,000 stated principal amount of each note on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the notes to the Trustee for delivery to DTC, as holder of the notes, on or prior to the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Observation Dates

The 5th of each March, June, September and December of each year, commencing September 5, 2007 and ending on June 5, 2017, or if any such day is not an Index Business Day or if there is a Market Disruption Event on such day, in each case, with respect to the Dow Jones EuroStoxx 50® Index or the Nikkei 225 Index, the relevant Observation Date with respect to such index shall be the next succeeding Index Business Day with respect to such index on which there is no Market Disruption Event with respect to such index; provided that if a Market Disruption Event with respect to such index has occurred on each of the five Index Business Days with respect to such index immediately succeeding any of the scheduled Observation Dates, then (i) such fifth succeeding Index Business Day will be deemed to be the relevant Observation Date for such disrupted index, notwithstanding the occurrence of a Market Disruption Event with respect to such index on such day and (ii) with respect to any such fifth Index Business Day on which a Market Disruption Event occurs with respect to such index, the Calculation Agent will determine the value of the disrupted index on such fifth Index Business Day in accordance with the formula for and method of calculating the disrupted index last in effect prior to the commencement of the

Market Disruption Event with respect to such index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Index Business Day of each security most recently constituting the disrupted index.

Barrier Levels

With respect to the Dow Jones EuroStoxx 50® Index, 4,287.5210, which is 95% of the Initial Index Value of the Dow Jones EuroStoxx 50® Index.

With respect to the Nikkei 225 Index, 17,151.1195, which is 95% of the Initial Index Value of the Nikkei 225 Index.

Threshold Levels

With respect to the Dow Jones EuroStoxx 50® Index, 4,930.6492, which is 115% of the Barrier Level of the Dow Jones EuroStoxx 50® Index.

With respect to the Nikkei 225 Index, 19,723.7874, which is 115% of the Barrier Level of the Nikkei 225 Index.

Initial Index Values

With respect to the Dow Jones EuroStoxx 50® Index, 4,513.1800, which is the Index Closing Value of the Dow Jones EuroStoxx 50® Index on the first Index Business Day immediately following the Pricing Date on which no Market Disruption Event occurs, as determined by the Calculation Agent.

With respect to the Nikkei 225 Index, 18,053.8100, which is the Index Closing Value of the Nikkei 225 Index on the first Index Business Day immediately following the Pricing Date on which no Market Disruption Event occurs, as determined by the Calculation Agent.

Index Closing Value

The Index Closing Value of the Dow Jones EuroStoxx 50® Index or the Nikkei 225 Index on any Index Business Day will equal the official closing value of the Dow Jones EuroStoxx 50® Index or the Nikkei 225 Index, respectively, or in each case, any Successor Index (as defined under “—Discontinuance of the Dow Jones EuroStoxx 50® Index or the Nikkei 225 Index; Alteration of Method of Calculation” below), published on the Bloomberg page “SX5E” or “NKY,” respectively, or any respective successor page, or in each case, the Bloomberg page or successor page for any Successor Index, following the regular official weekday close of trading for each index on that Index Business Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Dow Jones EuroStoxx 50® Index and the Nikkei 225 Index described under “—Discontinuance of the Dow Jones EuroStoxx 50® Index or the Nikkei 225 Index; Alteration of Method of Calculation.”

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Index Business Day

With respect to the Dow Jones EuroStoxx 50® Index or the Nikkei 225 Index, as applicable, a day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for such underlying index, other than a day on which trading on such Relevant Exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Relevant Exchange

With respect to the Dow Jones EuroStoxx 50® Index or the Nikkei 225 Index, as applicable, the primary exchange(s) or market(s) of trading for (i) any security then included in such underlying index, or any Successor Index, and (ii) any futures or options contracts related to such underlying index or to any security then included in such underlying index.

Trading Day

A day, as determined by the Calculation Agent, on which trading is generally conducted on New York Stock Exchange LLC (“NYSE”), American Stock Exchange LLC, The NASDAQ Stock Market LLC, Chicago Mercantile Exchange Inc. and Chicago Board Options Exchange, Incorporated and in the over-the- counter market for equity securities in the United States.

Book Entry Note or Certificated Note

Book Entry. The notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the notes. Your beneficial interest in the notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the notes, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note Trustee	Senior The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))

Agent Calculation Agent

Morgan Stanley & Co. Incorporated (“MS & Co.”)

MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

All calculations related to determination of the amount of cash payable per note will be made by the Calculation Agent and will be rounded to the nearest ten-thousandth, with five one hundred- thousandths rounded upwards (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of notes will be rounded to the nearest cent, with one-half cent rounded upward.

In addition to other calculations and determinations which the Calculation Agent will make in accordance with the terms of the notes, the Calculation Agent will make all calculations and determinations required to be made, whether explicitly or implicitly, under the provisions “Payment at Maturity,” “Observation Dates,” “Barrier Levels,” “Threshold Levels,” “Initial Index Values,” “Index Closing Value,” “Relevant Exchange,” “Trading Day,” “Market Disruption Event,” “Alternate Exchange Calculation in Case of an Event of Default” and “Discontinuance of the Dow Jones EuroStoxx 50® Index or the Nikkei 225 Index; Alteration of Method of Calculation.”

The Trustee is entitled to conclusively rely upon all calculations and determinations made by the Calculation Agent in accordance with the provisions of the notes.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value of either index or whether a Market Disruption Event has occurred. See “—Discontinuance of the Dow Jones EuroStoxx 50® Index or the Nikkei 225 Index; Alteration of Method of Calculation” and “—Market Disruption Event” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event, with respect to the Dow Jones EuroStoxx 50® Index or the Nikkei 225 Index, as applicable, means the occurrence or existence of any of the following events:

(i) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Dow Jones EuroStoxx 50® Index or of the Nikkei 225 Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on each such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Dow Jones EuroStoxx 50® Index or of the Nikkei 225 Index (or the relevant Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the Dow Jones EuroStoxx 50® Index or the Nikkei 225 Index (or the relevant Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the notes.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Dow Jones EuroStoxx 50® Index or the Nikkei 225 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of such disrupted index shall be based on a comparison of (x) the portion of the level of the disrupted index attributable to that security relative to (y) the overall level of the disrupted index, in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange or market similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self- regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts or exchange traded funds on the Dow Jones EuroStoxx 50® Index or the Nikkei 225 Index by the primary securities market trading in such contracts or funds by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or funds or (z) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the Dow Jones EuroStoxx 50® Index or the Nikkei 225 Index and (5) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary securities market on which exchange traded funds related to the Dow Jones EuroStoxx 50® Index or the Nikkei 225 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes shall be determined by the Calculation Agent and shall be an amount in cash equal to the Stated Principal Amount of the notes plus any applicable interest payment calculated as if the date of acceleration were the final Observation Date.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Miscellaneous

We will, or will cause the Calculation Agent to, deliver any cash due upon any acceleration described above in “—Alternate Exchange Calculation in Case of an Event of Default” to the Trustee for delivery to you.

If the notes are not surrendered for exchange at maturity or upon acceleration, they shall be deemed to be no longer outstanding under, and as defined in, the Indenture (unless we have defaulted in making the payment due at maturity or upon acceleration), except with respect to the holder’s right to receive the payment at maturity as described in “Payment at Maturity” and any cash due upon an event of default acceleration.

The Dow Jones EuroStoxx 50® Index

The Dow Jones EURO STOXX 50® Index, which we refer to as the Euro STOXX 50 Index, was created by STOXX® Limited, a joint venture between Deutsche Boerse AG, Dow Jones & Company, Inc. and SWX Swiss Exchange. Publication of the Euro STOXX 50 Index began on February 28, 1998, based on an initial index value of 1,000 at December 31, 1991. The Euro STOXX 50 Index is published in The Wall Street Journal and disseminated the STOXX Limited website http://www.stoxx.com. Morgan Stanley obtained all information contained in this prospectus supplement regarding the Euro STOXX 50 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, STOXX Limited. Morgan Stanley makes no representation or warranty as to the accuracy or completeness of any information relating to the Euro STOXX 50 Index. STOXX Limited is under no obligation to continue to publish the Euro STOXX 50 Index and may discontinue publication of the Euro STOXX 50 Index at any time.

Euro STOXX 50 Index Composition and Maintenance. The Euro STOXX 50 Index is composed of 50 component stocks of market sector leaders from within the Dow Jones STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.

The composition of the Euro STOXX 50 Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Euro STOXX 50 Index are made to ensure that the Euro STOXX 50 Index includes the 50 market sector leaders from within the Euro STOXX Index.

The free float factors for each component stock used to calculate the Euro STOXX 50 Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Each component’s weight is capped at 10% of the index’s total free float market capitalization.

The Euro STOXX 50 Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Euro STOXX 50 Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Euro STOXX 50 Index Calculation. The Euro STOXX 50 Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the Euro STOXX 50 Index value can be expressed as follows:

The “free float market capitalization of the Euro STOXX 50 Index” is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the Euro STOXX 50 Index is being calculated.

The divisor for the Euro STOXX 50 Index is adjusted to maintain the continuity of the Euro STOXX 50 Index values across changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1) Cash dividend:

Adjusted price = closing price – announced dividend * (1 – withholding tax)

Divisor: decreases

(2) Special cash dividend:

Adjusted price = closing price – announced dividend * (1 – withholding tax)

Divisor: decreases

(3) Split and reverse split:

Adjusted price = closing price * A/B

New number of shares = old number of shares * B / A

Divisor: no change

(4) Rights offering:

Adjusted price = (closing price * A + subscription price * B) / (A + B)

New number of shares = old number of shares * (A + B) / A

Divisor: increases

(5) Stock dividend:

Adjusted price = closing price * A / (A + B)

New number of shares = old number of shares * (A + B) / A

Divisor: no change

(6) Stock dividend of another company:

Adjusted price = (closing price * A - price of other company * B) / A

Divisor: decreases

(7) Return of capital and share consideration:

Adjusted price = (closing price - dividend announced by company * (1-withholding tax)) * A / B

New number of shares = old number of shares * B / A

Divisor: decreases

(8) Repurchase shares / self tender:

Adjusted price = ((price before tender * old number of shares ) - (tender price * number of tendered shares)) / (old number of shares - number of tendered shares)

New number of shares = old number of shares - number of tendered shares

Divisor: decreases

(9) Spin-off:

Adjusted price = (closing price * A - price of spun-off shares * B) / A

Divisor: decreases

(10) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

  Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held

  If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

- If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price * A + subscription price * C * (1 + B / A)) / ((A + B) * ( 1 + C / A))

New number of shares = old number of shares * ((A + B) * (1 + C / A)) / A

Divisor: increases

- If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price * A + subscription price * C) / ((A + C) * (1 + B / A))

New number of shares = old number of shares * ((A + C) * (1 + B / A))

Divisor: increases

- Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price * A + subscription price * C) / (A + B + C)

New number of shares = old number of shares * (A + B +C) / A

Divisor: increases

The Nikkei 225 Index

The Nikkei 225 Index is a stock index calculated, published and disseminated by Nikkei Inc. (formerly known as Nihon Keizai Shimbun, Inc.), which we refer to as Nikkei, that measures the composite price performance of selected Japanese stocks. We obtained all information contained in this pricing supplement regarding the Nikkei 225 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Nikkei. We make no representation or warranty as to the accuracy or completeness of any information relating to the Nikkei 225 Index. Nikkei is under no obligation to continue to publish the Nikkei 225 Index and may discontinue publication of the Nikkei 225 Index at any time.

The Nikkei 225 Index currently is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE. Nikkei rules require that the 75 most liquid issues (one- third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index. Nikkei first calculated and published the Nikkei 225 Index in 1970.

The 225 companies included in the Nikkei 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

  Technology — Pharmaceuticals, Electrical machinery, Automobiles, Precision machinery, Telecommunications

  Financials — Banks, Miscellaneous finance, Securities, Insurance

  Consumer Goods — Marine products, Food, Retail, Services

  Materials — Mining, Textiles, Paper & pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous metals, Trading House

  Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation equipment, Miscellaneous manufacturing, Real estate

  Transportation and Utilities — Railroads & Buses, Trucking, Shipping, Airlines, Warehousing, Electric power, Gas

The Nikkei 225 Index is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Nikkei Divisor”). The Nikkei Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the Tokyo Stock Exchange was reopened. The Nikkei Divisor is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Nikkei Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the Nikkei Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the Nikkei Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Nikkei Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

A Nikkei Underlying Stock may be deleted or added by Nikkei. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri- Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei. Upon deletion of a stock from the Nikkei Underlying Stocks, Nikkei will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei to be representative of a market may be added to the Nikkei Underlying Stocks. In such a case, an existing Nikkei Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nikkei.

A list of the issuers of the Nikkei Underlying Stocks constituting Nikkei 225 Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei. Nikkei may delete, add or substitute any stock underlying the Nikkei 225 Index.

Discontinuance of the Dow Jones Euro Stoxx 50® Index or the Nikkei 225
Index; Alteration of Method of Calculation

If STOXX Limited or Nikkei discontinues publication of the Euro STOXX 50 Index or the Nikkei 225 Index, respectively, and STOXX Limited, Nikkei or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Euro STOXX 50 Index or the discontinued Nikkei 225 Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value of the affected index will be determined by reference to the value of such Successor Index published following the regular official weekday close of trading for the Successor Index on the date that any Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the notes, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If STOXX Limited or Nikkei discontinues publication of the Euro STOXX 50 Index or Nikkei 225 Index prior to, and such discontinuance is continuing on, any Observation Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value of such affected index for such date. The Index Closing Value of such affected index will be computed by the Calculation Agent in accordance with the formula for calculating the Euro STOXX 50 Index or Nikkei 225 Index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Euro STOXX 50 Index or Nikkei 225 Index, as applicable, without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Euro STOXX 50 Index or Nikkei 225 Index may adversely affect the value of the notes.

If at any time the method of calculating the Euro STOXX 50 Index, Nikkei 225 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Euro STOXX 50 Index, Nikkei 225 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Euro STOXX 50 Index, Nikkei 225 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Euro STOXX 50 Index, Nikkei 225 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Values with reference to the Euro STOXX 50 Index, Nikkei 225 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Euro STOXX 50 Index, Nikkei 225 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Euro STOXX 50 Index, Nikkei 225 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information

The following tables set forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the Euro STOXX 50 Index and the Nikkei 225 Index for each quarter in the period from January 1, 2002 through June 5, 2007. The Index Closing Value of the Euro STOXX 50 Index on June 5, 2007 was 4,513.1800. The Index Closing Value of the Nikkei 225 Index on June 5, 2007 was 18,053.8100. We obtained the information in the tables below from Bloomberg Financial Markets, without independent verification.

The following graphs set forth the historical daily Index Closing Values of the Euro STOXX 50 Index and the Nikkei 225 Index, respectively, for the period from January 1, 1997 through June 5, 2007. We obtained the information below from Bloomberg Financial Markets, without independent verification.

The historical values of the Euro STOXX 50 Index and the Nikkei 225 Index should not be taken as an indication of future performance, and no assurance can be given as to the levels of the Euro STOXX 50 Index and the Nikkei 225 Index on any Observation Date.

The Index Closing Value of the Euro STOXX 50 Index or the Nikkei 225 Index may decrease and remain at or below the relevant Barrier Level on the Observation Dates so that you will not receive any interest payment on the notes during the term of your investment. We cannot give you any assurance that the values of both the Euro STOXX 50 Index and the Nikkei 225 Index will be higher than their respective Barrier Levels but that they will not be equal to or higher than their respective Threshold Levels on Observation Dates so that you will receive a specified interest payment on the notes for any given quarterly period. Your return is linked to the value of the Euro STOXX 50 Index and the Nikkei 225 Index on the Observation Dates.

The Dow Jones	High	Low	Period End
EuroStoxx 50® Index
2002
First Quarter	3,833.0900	3,430.1800	3,784.0500
Second Quarter	3,748.4400	2,928.7200	3,133.3900
Third Quarter	3,165.4700	2,187.2200	2,204.3900
Fourth Quarter	2,669.8900	2,150.2700	2,386.4100
2003
First Quarter	2,529.8600	1,849.6400	2,036.8600
Second Quarter	2,527.4400	2,067.2300	2,419.5100
Third Quarter	2,641.5500	2,366.8600	2,395.8700
Fourth Quarter	2,760.6600	2,434.6300	2,760.6600
2004
First Quarter	2,959.7100	2,702.0500	2,787.4900
Second Quarter	2,905.8800	2,659.8500	2,811.0800
Third Quarter	2,806.6200	2,580.0400	2,726.3000
Fourth Quarter	2,955.1100	2,734.3700	2,951.0100
2005
First Quarter	3,114.5400	2,924.0100	3,055.7300
Second Quarter	3,190.8000	2,930.1000	3,181.5400
Third Quarter	3,429.4200	3,170.0600	3,428.5100
Fourth Quarter	3,616.3300	3,241.1400	3,578.9300
2006
First Quarter	3,874.6100	3,532.6800	3,853.7400
Second Quarter	3,890.9400	3,408.0200	3,648.9200
Third Quarter	3,899.4100	3,492.1100	3,899.4100
Fourth Quarter	4,140.6600	3,880.1400	4,119.9400
2007
First Quarter	4,272.3200	3,906.1500	4,181.0300
Second Quarter (through
June 5, 2007)	4,556.9700	4,189.5500	4,513.1800

Historical Daily Index Closing Values of the Euro STOXX 50 Index

Nikkei 225 Index	High	Low	Period End
2002
First Quarter	11,919.3000	9,420.8500	11,024.9400
Second Quarter	11,979.8500	10,074.5600	10,621.8400
Third Quarter	10,960.2500	9,075.0900	9,383.2900
Fourth Quarter	9,215.5600	8,303.3900	8,578.9500
2003
First Quarter	8,790.9200	7,862.4300	7,972.7100
Second Quarter	9,137.1400	7,607.8800	9,083.1100
Third Quarter	11,033.3200	9,265.5600	10,219.0500
Fourth Quarter	11,161.7100	9,614.6000	10,676.6400

Nikkei 225 Index	High	Low	Period End

2004
First Quarter	11,770.6500	10,365.4000	11,715.3900
Second Quarter	12,163.8900	10,505.0500	11,858.8700
Third Quarter	11,896.0100	10,687.8100	10,823.5700
Fourth Quarter	11,488.7600	10,659.1500	11,488.7600
2005
First Quarter	11,966.6900	11,238.3700	11,668.9500
Second Quarter	11,874.7500	10,825.3900	11,584.0100
Third Quarter	13,617.2400	11,565.9900	13,574.3000
Fourth Quarter	16,344.2000	13,106.1800	16,111.4300
2006
First Quarter	17,059.6600	15,341.1800	17,059.6600
Second Quarter	17,563.3700	14,218.6000	15,505.1800
Third Quarter	16,385.9600	14,437.2400	16,127.5800
Fourth Quarter	17,225.8300	15,725.9400	17,225.8300
2007
First Quarter	18,215.3500	16,642.2500	17,287.6500
Second Quarter (through
June 5, 2007)	18,053.8100	17,028.4100	18,053.8100

Historical Daily Index Closing Values of the Nikkei 225 Index

The following graph sets forth the historical daily Index Closing Values of the Euro STOXX 50 Index and the Nikkei 225 Index on a percentage basis for the period from January 1, 1997 through June 5, 2007. We obtained the information below from Bloomberg Financial Markets, without independent verification. The historical performance of the indices cannot be taken as an indication of their future performance.

Historical Daily Index Closing Values of the Euro STOXX 50 Index and the Nikkei 225 Index

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries. The Original Issue Price of the notes includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the first Index Business Day immediately following the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the notes by taking positions in futures and options contracts on the Euro STOXX 50 Index and the Nikkei 225 Index. Such purchase activity could potentially have increased the value of the Euro STOXX 50 Index and the Nikkei 225 Index, and therefore effectively increased the level at which the Euro STOXX 50 Index and the Nikkei 225 Index must close on each Observation Date before you would receive a coupon payment on the notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the notes, including on the Observation Dates, by purchasing and selling the stocks underlying the Euro STOXX 50 Index and the Nikkei 225 Index, futures or options contracts or exchange traded funds on the Euro STOXX 50 Index and the Nikkei 225 Index or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on one or more Observation Dates. We cannot give any assurance that our hedging activities will not affect the values of the Euro STOXX 50 Index and the Nikkei 225 Index and, therefore, adversely affect the value of the notes or the payment that you will receive over the term of your investment in the notes.

Supplemental Information Concerning
Plan of Distribution

Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the Aggregate Principal Amount of notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of the applicable sales commission to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG provided that concessions allowed to dealers in connection with the offering may be reclaimed by the Agent, if, within 30 days of the offering, the Agent repurchases the notes distributed by such dealers. After the initial offering of the notes, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the notes against payment therefor in New York, New York on June 15, 2007, which will be the ninth scheduled Business Day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the notes or the level of the Euro STOXX 50 Index or the Nikkei 225 Index. Specifically, the Agent may sell more notes than it is obligated to purchase in connection with the offering or may sell individual stocks underlying the Euro STOXX 50 Index or the Nikkei 225 Index it does not own, creating a naked short position in the notes or the individual stocks underlying the Euro STOXX 50 Index or the Nikkei 225 Index, respectively, for its own account. The Agent must close out any naked short position by purchasing the notes or the individual stocks underlying the Euro STOXX 50 Index or the Nikkei 225 Index in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the notes or the individual stocks underlying the Euro STOXX 50 Index or the Nikkei 225 Index in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, notes or the individual stocks underlying the Euro STOXX 50 Index or the Nikkei 225 Index in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market prices or prevent or retard a decline in the market price of the notes. Finally, the Agent expects to reclaim any selling concessions allowed to a dealer for distributing the notes in the offering, if within 30 days of the offering the Agent repurchases previously distributed notes in transactions to cover short positions or to stabilize the price of the notes or otherwise. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the notes. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The notes have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

License Agreement between STOXX Limited
and Morgan Stanley

STOXX Limited and Morgan Stanley have entered into a non- exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Euro STOXX 50 Index, which is owned and published by STOXX Limited, in connection with securities, including the notes.

The license agreement between STOXX Limited and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The notes are not sponsored, endorsed, sold or promoted by STOXX Limited. STOXX Limited makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. STOXX Limited’s only relationship to Morgan Stanley is the licensing of certain trademarks, trade names and service marks of STOXX Limited and the Dow Jones EURO STOXX 50® Index which is determined, composed and calculated by STOXX Limited without regard to Morgan Stanley or the notes. STOXX Limited has no obligation to take the needs of Morgan Stanley or the owners of the notes into consideration in determining, composing or calculating the Dow Jones EURO STOXX 50® Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. STOXX Limited has no obligation or liability in connection with the administration, marketing or trading of the notes.

STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF

ANY AGREEMENTS OR ARRANGEMENTS BETWEEN STOXX LIMITED AND MORGAN STANLEY.

“Dow Jones EURO STOXX 50® ” and “STOXX® ” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley. The notes are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the notes.

License Agreement between Nikkei Digital
Media, Inc. and Morgan Stanley

As of the Original Issue Date, we will have received the consent of Nikkei Digital Media, Inc. to use and refer to the Nikkei 225 Index in connection with the notes. Nikkei, the publisher of the Nikkei 225 Index, has the copyright to the Nikkei 225 Index. All rights to the Nikkei 225 Index are owned by Nikkei. We, the Calculation Agent and the Trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the Nikkei 225 Index. Nikkei has the right to change the contents of the Nikkei 225 Index and to cease compilation and publication of the Nikkei 225 Index. In addition, Nikkei has no relationship to us or the notes; it does not sponsor, endorse, authorize, sell or promote the notes, and has no obligation or liability in connection with the administration, marketing or trading of the notes or with the calculation of the return on your investment.

ERISA Matters for Pension Plans
and Insurance Companies

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so- called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company). Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above. The sale of any notes to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Income Taxation

Although the U.S. federal income tax treatment of an investment in the notes is uncertain, we intend to treat the notes as variable rate debt instruments for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—Floating Rate Notes.” In summary, under this treatment each interest payment on the notes will be taxable to a U.S. Holder (as defined in the accompanying prospectus supplement) as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. Upon a sale or exchange of the notes, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange (other than amounts attributable to accrued interest, which will be treated as such) and the U.S. Holder’s tax basis in the notes. This gain or loss will generally be long-term capital gain or loss if the U.S. Holder has held the notes for more than one year at the time of disposition.

However, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a note under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the notes, a U.S. Holder would be required to accrue original issue discount on the notes every year based on a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the notes would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

If you are a non-U.S. investor, please refer to the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.” Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States. Such non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of an investment in the notes.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.